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                       May 5, 2023

       Andrew Dickinson
       Chief Financial Officer
       Gilead Sciences, Inc.
       333 Lakeside Drive
       Foster City, CA 94404

                                                        Re: Gilead Sciences,
Inc.
                                                            Form 10-K for the
fiscal year ended December 31, 2022
                                                            Filed February 22,
2023
                                                            File No. 0-19731

       Dear Andrew Dickinson:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                       Sincerely,


                       Division of Corporation Finance

                       Office of Life Sciences